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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.6)*

Willis Lease Finance Corp.
(Name of Issuer)

Common Stock, $0.01 Par Value
(Title of Class of Securities)

970646105
(CUSIP Number)

December 31, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

__________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No	970646105

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Sy Jacobs

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

35,100

6.	SHARED VOTING POWER

1,102,211

7.	SOLE DISPOSITIVE POWER

35,100

8.	SHARED DISPOSITIVE POWER

1,102,211

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,137,311

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

12.93%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No	970646105

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

JAM Partners, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

655,684

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

655,684

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

655,684

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.45%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No	970646105

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

JAM Managers L.L.C.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

655,684

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

655,684

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

655,684

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.45%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No	970646105

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jacobs Asset Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,102,211

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,102,211

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,102,211

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

12.53%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No	970646105

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

JAM Special Opportunities Fund, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

446,527

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

446,527

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

446,527

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.08%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No	970646105

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

JAM Equity Partners, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

446,527

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

446,527

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

446,527

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.08%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No	970646105

Item 1.	(a).	Name of Issuer:

Willis Lease Finance Corp.

(b).	Address of Issuer's Principal Executive Offices:

773 San Marin Drive Suite 2215 Novato, CA 94998

Item 2.	(a).	Name of Person Filing:
Sy Jacobs JAM Partners, L.P. JAM Managers L.L.C. Jacobs Asset Management, LLC JAM Special Opportunities Fund, L.P. JAM Equity Partners, LLC

(b).	Address of Principal Business Office, or if None, Residence:
One Fifth Avenue New York, New York 10003

(c).	Citizenship:

Sy Jacobs- United States
JAM Partners, L.P. – Delaware limited partnership
JAM Managers L.L.C. – Delaware limited liability company
Jacobs Asset Management, LLC – Delaware limited liability company
JAM Special Opportunities Fund, L.P. - Delaware limited partnership
JAM Equity Partners, LLC - Delaware limited liability company

(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share

(e).	CUSIP Number:

970646105

Item 3.	If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a

(a)	[_]	Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

(b)	[_]	Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

(c)	[_]	Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

(d)	[_]	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	[_]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	[_]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	[_]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[_]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)	[_]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[_]	Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

Sy Jacobs JAM Partners, L.P. JAM Managers L.L.C. Jacobs Asset Management, LLC JAM Special Opportunities Fund, L.P. JAM Equity Partners, LLC

(b)	Percent of class:

Sy Jacobs – 12.93% JAM Partners, L.P. – 7.45% JAM Managers L.L.C. – 7.45% Jacobs Asset Management, LLC- 12.53% JAM Special Opportunities Fund, L.P. – 5.08% JAM Equity Partners, LLC – 5.08%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote	,
Sy Jacobs – 35,100 JAM Partners, L.P. - 0 JAM Managers L.L.C. - 0 Jacobs Asset Management, LLC – 0 JAM Special Opportunities Fund, L.P. - 0 JAM Equity Partners, LLC - 0
(ii)	Shared power to vote or to direct the vote	,

Sy Jacobs – 1,102,211
JAM Partners, L.P. – 655,684
JAM Managers L.L.C. – 655,684
Jacobs Asset Management, LLC – 1,102,211
JAM Special Opportunities Fund, L.P. – 446,527
JAM Equity Partners, LLC – 446,527

(iii)	Sole power to dispose or to direct the disposition of	,
Sy Jacobs – 35,100 JAM Partners, L.P. - 0 JAM Managers L.L.C. - 0 Jacobs Asset Management, LLC – 0 JAM Special Opportunities Fund, L.P. - 0 JAM Equity Partners, LLC - 0
(iv)	Shared power to dispose or to direct the disposition of	.

Sy Jacobs – 1,102,211
JAM Partners, L.P. – 655,684
JAM Managers L.L.C. - 655,684
Jacobs Asset Management, LLC – 1,102,211
JAM Special Opportunities Fund, L.P. - 446,527
JAM Equity Partners, LLC - 446,527

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Instruction: Dissolution of a group requires a response to this item. N/A

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified.  A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary.  If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group.  If a group has filed this schedule pursuant to §240.13d-1(c) or §240.13d-1(d), attach an exhibit stating the identity of each member of the group.

N/A

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity.  See Item 5.

N/A

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2009
(Date)

                                             /s/ Sy Jacobs
                                             _________________________
                                             Sy Jacobs

                                             JAM PARTNERS, L.P.

                                             By: JAM MANAGERS L.L.C.
                                                   General Partner

                                                     /s/ Sy Jacobs
                                              By: _________________________
                                                     Sy Jacobs
                                                     Managing Member

                                             JAM MANAGERS L.L.C.

                                                     /s/ Sy Jacobs
                                              By:_________________________
                                                     Sy Jacobs
                                                     Managing Member

                                             JACOBS ASSET MANAGEMENT, LLC

                                                     /s/ Sy Jacobs
                                              By:_________________________
                                                     Sy Jacobs
                                                                                                                 Managing Member

               JAM SPECIAL OPPORTUNITIES FUND, L.P.

                                            By: JAM EQUITY PARTNERS, LLC
                                                   General Partner

                                                     /s/ Sy Jacobs
                                             By:  _________________________
                                                     Sy Jacobs
                                                     Managing Member

               JAM EQUITY PARTNERS, LLC

                                                     /s/ Sy Jacobs
                                              By:  _________________________
                                                     Sy Jacobs
                                                     Managing Member

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.  If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.
Note.  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.
Attention.  Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13G dated February  12 , 2008 relating to the Common Stock, $0.01 Par Value of Willis Lease Finance Corp. shall be filed on behalf of the undersigned.

                                             /s/ Sy Jacobs
                                             _________________________
                                             Sy Jacobs

                                             JAM PARTNERS, L.P.

                                             By: JAM MANAGERS L.L.C.
                                                   General Partner

                                                     /s/ Sy Jacobs
                                              By: _________________________
                                                     Sy Jacobs
                                                     Managing Member

                                             JAM MANAGERS L.L.C.

                                                     /s/ Sy Jacobs
                                              By:_________________________
                                                     Sy Jacobs
                                                     Managing Member

                                             JACOBS ASSET MANAGEMENT, LLC

                                                     /s/ Sy Jacobs
                                              By:_________________________
                                                     Sy Jacobs
                                                                                                                 Managing Member

               JAM SPECIAL OPPORTUNITIES FUND, L.P.

                                            By: JAM EQUITY PARTNERS, LLC
                                                   General Partner

                                                     /s/ Sy Jacobs
                                             By:  _________________________
                                                     Sy Jacobs
                                                     Managing Member

               JAM EQUITY PARTNERS, LLC

                                                     /s/ Sy Jacobs
                                              By:  _________________________
                                                     Sy Jacobs
                                                     Managing Member

February 12, 2009
--------------------
Date

SK 01252 0001 958235